CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated August 1, 2023, with respect to the consolidated financial statements of Verde Bio Holdings, Inc. as of and for the years ended April 30, 2023 and 2022, (which report expresses an unqualified opinion of the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), in this Registration Statement on Form S-1 relating to the registration of 649,742,157 shares of common stock. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

November 1, 2023